Exhibit 10.14

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between ScanTech AI Systems Inc., a Delaware corporation (the “Company”), on behalf of itself, its subsidiaries, and other corporate affiliates, and each of their respective employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities, and Karl Brenza (“Brenza”) (the Company and Brenza are collectively referred to herein as the “Parties” or each individually each as a “Party”).

Brenza’s last day as the Chairman and as a member of the board of directors (“Board”) of the Company is on June 9, 2025 (the “Separation Date”). After the Separation Date, Brenza will not represent that Brenza is the Chairman or a member of the Board.

1.Consideration. Brenza will continue to act as a consultant for the Company pursuant to the Consulting Agreement between the Parties dated January 2, 2025, unless otherwise terminated pursuant to the terms of that agreement. In addition, the Company shall honor the 1,364,432 restructuring/balance sheet improvement transaction bonus share payment to Brenza approved by the Board on March 25, 2025, subject to the approval of an increase in the share reserve of the ScanTech AI Systems Inc. 2023 Equity Incentive Plan by the Company’s shareholders at a special or annual stockholders meeting held in 2025. Finally, the 1,035,000 shares received and held by Brenza prior to the Separation Date shall not be cancelled by the Company for any reason.

2.Insurance. The Company agrees to continue to maintain directors’ and officers’ liability insurance covering Brenza for the period of time that he served as a director or officer to the fullest extent allowable by law and by the applicable policy until such time as litigation against Brenza with respect to his provision of services to the Company are no longer permitted by law. The Company shall take necessary action to cause Brenza’s activities as a consultant for the company to be covered by the directors’ and officers’ liability insurance policy.

3.Indemnification. The Company shall continue to provide Brenza indemnification to same extent that it indemnifies its officers and directors, which is to the greatest extent allowed by law. For the avoidance of doubt, this indemnity would include claims, if any, brought against Brenza for actions taken by Brenza as a director of the Company, including claims brought by Taylor Freres, Steele, Seaport, Bay Point, Polar, York, St. James Bank, Catalytic, NACS/Redmond, Aegus (including any affiliate of the foregoing) as well as any other party in connection with which Brenza negotiated agreements on behalf of the Company.

4.Mutual General Releases.

(a)Brenza hereby releases, remises and acquits the Company, and its officers, directors, shareholders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors, and assigns (collectively, the “Company Releasees”), jointly and severally, from any and all claims, known or unknown, which Brenza or Brenza's heirs, successors, or assigns have or may have against any of the Employer Releasees arising on or prior to the date of execution of this Agreement, whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated. This release relates to any and all claims arising from Brenza’s relationship with the Company or as a result of the termination of such relationship. Brenza further agrees that Brenza will not file or permit to be filed on Brenza’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with any rights which cannot be waived by law. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This release shall not apply to any obligation of the Company pursuant to this Agreement, any rights in the nature of indemnification which Brenza may have with respect to claims against Brenza relating to or arising out of his relationship with the Company, any rights that Brenza may have to obtain contribution in the event of the entry of judgment against Brenza as a result of any act or failure to act for which both Brenza and the Company are jointly responsible, any rights of Brenza as a stockholder of the Company, or any vested benefit to which Brenza is entitled under the Company’s benefit plans or to which Brenza may be entitled by law. Nothing herein shall release the Company from claims arising out of the Company’s wilfull misconduct or gross negligence in connection with the conduct of the business of the Company.

(b)Company Release. The Company on behalf of itself and its divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Company Releasors”), agrees to and does hereby irrevocably and unconditionally release, acquit, and forever discharge Brenza, and his heirs, executors, administrators, representatives, successors, and assigns (hereinafter collectively referred to as the “Brenza Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law, which the Company Releasors had, now have, or may have or claim to have in the future against each or any of the Brenza Releasees by reason of Brenza’s relationship with the Company or the termination thereof; provided, however, that nothing herein shall release Brenza from any claims arising out of Brenza’s willful misconduct or gross negligence in connection with the conduct of the business of the Company.

5.Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware (including its statutes of limitations).

6.Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Company and Brenza relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that the consulting agreement between the Parties is still enforceable.

7.Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by Brenza and by an authorized representative of the Company.

8.Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

9.No Admission. This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Company or Brenza.

10.Successors and Assigns. This Agreement is binding on and is for the benefit of the Parties hereto and their respective successors, assigns, heirs, executors, administrators, and other legal representatives.

11.Counterparts. This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

ScanTech AI Systems Inc.

		By	/s/ Dolan Falconer
		Name:	Dolan Falconer
		Title:	CEO
		Date:	June 9, 2025
Brenza

Signature:	/s/ Karl Brenza

Print Name: Karl Brenza

Date:	June 10, 2025